Exhibit 4

ANNEX 30-XXXII

(CVM Instruction No. 480/09)

Communication about the capital increase approved by the Board of Directors on January 21, 2019

1.                  Inform the amount of the capital increase and of the new capital stock.

In strict compliance with the Judicial Reorganization Plan approved by the General Creditors’ Meeting held on December 19 and 20, 2017 and ratified by the Judicial Reorganization Court in its decision dated January 8, 2018 and published on February 5, 2018 (“Plan”), and with the Subscription and Commitment Agreement attached to the Plan and also ratified by the Judicial Reorganization Court (“Commitment Agreement”), the Board of Directors, in a meeting held on January 21, 2019, decided to approve the issuance of 272,148,705 new common shares, nominative and without par value, at the issuance price of R$1.24 per share, equivalent to a capital increase of R$337,464,394.20 (“Capital Increase”).

The shares issued in the Capital Increase were subscribed by certain investors and managers of investment funds parties to the Subscription Agreement (“Backstop Investors”) that opted to receive, in new common shares, the credit related to the premium of guarantee commitment of the capital increase approved by the Board of Directors in October 26, 2018 (“Capital Increase – New Resources”), owed by the Company to the Backstop Investors, in accordance with Clause 6.1.1.3 of the Plan and with the Commitment Agreement.

As a result of the subscription of the new common shares issued in the Capital Increase, and the subscription and payment of the totality of the new common shares issued in the Capital Increase – New Resources, the Company’s capital stock became R$ 32,538,937,370.00, divided in 5,954,205,001 shares, with 5,796,477,760 common shares and 157,727,241 preferred shares, all nominative and without par value.

2.                  Inform if the increase shall be undertaken through: (a) the conversion of debentures or other debt titles in shares; (b) the exercise of subscription rights or subscription warrants; (c) the capitalization of profits or reserves; or (d) the subscription of new shares.

The Capital Increase was undertaken by the issuance of 272,148,705 new common shares, nominative and without par value, in the form of American Depositary Shares representative of common shares (“ADS”), in accordance with Clause 6.1.1.3 of the Plan and with Clause 5 of the Commitment Agreement.

3.                  Thoroughly explain the reason of the increase and its legal and economic consequences.

The Capital Increase was undertaken in strict compliance with the Plan and the Commitment Agreement and the new issued common shares were subscribed by the Backstop Investors that opted to receive, in new common shares, the credit related to the premium of guarantee commitment of the Capital Increase – New Resources that was owed to the Backstop Investors by the Company, in accordance with Clause 6.1.1.3 of the Plan and with the Commitment Agreement.

4.                  Provide a copy of the fiscal council’s opinion, if applicable.

The Fiscal Council, in a meeting held on January 21, 2019, issued an opinion in favor of the issuance of shares related to the Capital Increase, because it follows the conditions set forth in the Plan, provided that such opinion does not represent a declaration of the Fiscal Council on the merit of the adopted structure. The minutes of the meeting of the Fiscal Council are available at the IPE System of the Brazilian Securities and Exchange Commission (“CVM”) (www.cvm.gov.br).

5.                  In case of capital increase upon subscription of shares.

a)         Describe the destination of the funds;

The new common shares issued in the Capital Increase were paid with the credit that the Backstop Investors had against the Company as a result of the commitment premium owed to them, without employing any new resources.

b)        Inform the number of issued shares by type and class;

272,148,705 new common shares, nominative, without par value, were issued as ADSs.

c)         Describe the rights, advantages and restrictions related to the new issued shares;

The new common shares issued in the Capital Increase shall grant its holders the same rights, advantages and restrictions granted by the other common shares, including the right to fully receive dividends and/or interest on company capital declared by the Company as of their issuance.

d)        Inform if related parties, as defined in applicable accounting rules, shall subscribe shares in the capital increase, describing the respective amounts, when they are already known;

The Capital Increase resulted from the compliance with the Plan and the Commitment Agreement, which was executed by non-related parties, that is, the Company, on one side, and the Backstop Investors, on the other side. The new common shares issued in the Capital Increase were subscribed by the Backstop Investors that opted to receive, in new common shares, the credit related to the premium of guarantee commitment of the Capital Increase – New Resources owed to them, in accordance with the terms and conditions of the Plan and of the Commitment Agreement.

e)         Inform the issuance price of the new shares;

The issuance price was R$1.24 per share, which is the same issuance price of the shares issued in the Capital Increase – New Resources.

f)         Inform the nominal value of the issued shares and, in case of shares without nominal value, the installment of the issuance price that shall be allocated to the capital reserve;

The new common shares issued in the Capital Increase do not have nominal value. From the total issuance price, R$38,937,370.00 were allocated to the share capital, and R$ 298,527,024.20 were allocated to the capital reserve of the Company.

g)         Provide the administrators’ opinion about the effects of the capital increase, especially on the dilution caused by such increase;

The Capital Increase was undertaken as the result of the payment of the commitment premium the Backstop Investors were entitled to, in accordance with the Plan and with the Commitment Agreement, due to the guarantee they rendered in connection with the subscription and payment of the totality of shares issued in the Capital Increase – New Resources, which, on its turn, is one of the means of judicial reorganization of the Company provided for in the Plan, in accordance witharticle 50, VI, of Law No. 11.101/05 and aimed to ensure the minimum required resources for the Company to make its necessary CAPEX investments and modernize its infrastructure so that the Company may implement the business plan set forth in the Plan.

The issuance of shares in the Capital Increase caused a dilution of the shareholders’ interests in the Company (as mentioned in item (m)), given that the shares were directly and immediately issued to the Backstop Investors that opted to receive shares as the commitment premium they were entitled to as a result of the guarantee rendered only by the Backstop Investors with respect to the Capital Increase – New Resources, there being no preemptive rights in relation to those shares.

h)        Inform the calculation criteria of the issuance price and justify in details the economic aspects behind the decision;

In accordance with Clause 6.1.1.3.3 of the Plan and Clause 5 of the Commitment Agreement, the issuance price of the shares in the Capital Increase was the same as in the Capital Increase – New Resources, equivalent to R$ 1.24 per share. The issuance price of the Capital Increase – New Resources was set, without unjustified dilution to the Company’s shareholders, in accordance with article 170, §1º of Law No. 6.404/76, based on independent negotiations between the Company, its creditors and the Backstop Investors in the context of the judicial reorganization, considering, among other factors, the prospects of future profitability of the Company.

i)          In case the issuance price was set with premium or discount in relation to the market value, identify the reason of the premium or discount and explain how it was determined;

See item (h) above.

j)         Provide copy of all reports and studies that supported the determination of the issuance price;

The issuance price of the shares in the Capital Increase – New Resources, based on which the issuance price of the shares in the Capital Increase was set, was determined based on the independent negotiations between the Company, its creditors and the Backstop Investors within the judicial reorganization and the Plan, which was later approved by the General Creditors’ Meeting and ratified by the Judicial Reorganization Court, so there are no appraisal reports backing the issuance price.

k)        Inform the quotation of each of the Company’s types and classes of shares in the markets in which they are traded, identifying:

(i)                 Minimum, average and maximum quotation of each year, in the last 3 (three) years

	1/22/2016 - 1/21/2017			1/22/2017 - 1/21/2018			1/22/2018 - 1/21/2019
	Minimum	Average	Maximum	Minimum	Average	Maximum	Minimum	Average	Maximum
OIBR (US$)	0.17	0.55	0.92	0.76	1.09	1.55	0.26	0.75	1.16
OIBR C (US$)	0.53	3.39	6.10	4.69	6.63	9.49	1.56	4.16	6.88
OIBR3	0.80	2.33	4.20	3.10	4.25	6.06	1.24	2.43	4.04
OIBR4	0.80	1.92	3.47	2.55	3.58	5.10	1.25	2.23	3.80

(ii)               Minimum, average and maximum quotation of each quarter, in the last 2 (two) years

	1/22/2017 - 4/21/2017			4/22/2017 - 7/21/2017			7/22/2017 - 10/21/2017
	Minimum	Average	Maximum	Minimum	Average	Maximum	Minimum	Average	Maximum
OIBR (US$)	0.76	1.12	1.48	0.88	1.02	1.09	0.95	1.10	1.55
OIBR C (US$)	4.69	6.59	8.48	5.27	6.22	7.26	6.29	7.27	9.49
OIBR3	3.10	4.18	5.42	3.65	4.05	4.66	4.01	4.59	6.06
OIBR4	2.55	3.60	4.80	2.98	3.40	3.65	3.16	3.60	5.10

	10/22/2017 - 1/21/2018			1/22/2018 - 4/21/2018			4/22/2018 - 7/21/2018
	Minimum	Average	Maximum	Minimum	Average	Maximum	Minimum	Average	Maximum
OIBR (US$)	0.92	1.11	1.30	0.95	1.04	1.16	0.73	0.86	1.00
OIBR C (US$)	5.00	6.44	8.47	4.85	5.79	6.88	4.17	4.99	5.86
OIBR3	3.29	4.19	5.30	2.76	3.30	4.04	2.50	2.78	3.36
OIBR4	3.05	3.75	4.42	2.48	3.11	3.80	1.99	2.37	2.65

	7/22/2018 - 10/21/2018			10/22/2018 - 1/21/2019
	Minimum	Average	Maximum	Minimum	Average	Maximum
OIBR (US$)	0.43	0.64	0.85	0.26	0.45	0.76
OIBR C (US$)	2.47	3.46	4.84	1.56	2.34	3.92
OIBR3	1.56	2.06	2.66	1.24	1.57	2.22
OIBR4	1.46	1.90	2.35	1.25	1.54	2.05

(iii)             Minimum, average and maximum quotation of each month, in the last 6 (six) months

	7/22/2018 - 8/21/2018			8/22/2018 - 9/21/2018			9/22/2018 - 10/21/2018
	Minimum	Average	Maximum	Minimum	Average	Maximum	Minimum	Average	Maximum
OIBR (US$)	0.72	0.79	0.85	0.43	0.60	0.81	0.46	0.53	0.61
OIBR C (US$)	3.73	4.18	4.84	2.47	3.05	3.63	2.61	3.12	3.67
OIBR3	2.21	2.40	2.66	1.56	1.91	2.24	1.58	1.83	2.16
OIBR4	2.10	2.20	2.35	1.46	1.80	2.09	1.51	1.66	1.90

	10/22/2018 - 11/21/2018			11/22/2018 - 12/21/2018			12/22/2018 - 1/21/2019
	Minimum	Average	Maximum	Minimum	Average	Maximum	Minimum	Average	Maximum
OIBR (US$)	0.52	0.63	0.76	0.29	0.35	0.59	0.26	0.34	0.40
OIBR C (US$)	2.01	3.32	3.92	1.60	1.75	2.05	1.56	1.73	1.90
OIBR3	1.64	1.96	2.22	1.24	1.39	1.65	1.25	1.35	1.43
OIBR4	1.57	1.80	2.05	1.26	1.42	1.72	1.25	1.39	1.48

(iv)             Average quotation in the last 90 (ninety) days

10/22/2018 - 1/21/2019
Average
OIBR (US$)	0.45
OIBR C (US$)	2.34
OIBR3	1.57
OIBR4	1.54

l)          Inform the issuance prices of shares in capital increases made in the last 3 (three) years;

On July 20, 2018, the capital increase of the Company was ratified, as approved by the Board of Directors on March 5, 2018, through the capitalization of part of the Unsecured Credits of the Qualified Bondholders, with the issuance of new common shares and warrants, at an issuance price of R$7.00 per share, in accordance with Clauses 4.3.3.2 and 4.3.3.5 of the Plan (“Capital Increase – Capitalization of Credits”). This issuance price of R$7.00 per share was set without unjustified dilution to the Company’s shareholders at that time, in accordance with article 170, §1º, of Law No. 6.404/76, based on independent negotiations between the Company and its creditors in the context of the judicial reorganization and based on the prospects of future profitability of the Company, among others.

On October 26, 2018, the Board of Directors approved the Capital Increase – New Resources, in the total amount of R$ 4,000,000,000.00, through a private issuance of 3,225,806,451 new common shares, at an issuance price of R$1.24 per new common share, as set forth in Clause 6 of the Plan and in the Commitment Agreement. The issuance price of the Capital Increase – New Resources was determined based on independent negotiations between the Company, its creditors and the Backstop Investors in the context of the judicial reorganization and of the approval of the Plan.

The Capital Increase – Capitalization of Credits and the Capital Increase – New Resources were the only increases in the share capital of the Company carried out in the last three years.

m)       Provide the potential dilution percentage resulting from the issuance;

The dilution resulting from the issuance of new common shares in the Capital Increase was 4.57%.

n)        Inform the terms, conditions and form of subscription and payment of the issued shares;

The new common shares issued as a result of the Capital Increase were subscribed by Backstop Investors that chose to receive, in new common shares, the credit related to the premium of guarantee commitment of the Capital Increase – New Resources due by the Company to the Backstop Investors, in accordance with Clause 6.1.1.3 of the Plan and with the Commitment Agreement. The shares were paid with the credit that Backstop Investors held against the Company as a result of the commitment premium due to them, with no contribution of new funds.

o)         Inform whether the shareholders will have the preemptive right to subscribe the new issued shares and detail the terms and conditions to which this right is subject;

Considering the provisions set forth in Law No. 11.101/2005 and the ratification of the Plan and the Commitment Agreement attached to the Plan by the Judicial Reorganization Court, as well as the fact that the issuance of shares in the context of the Capital Increase was undertaken based on the guarantee provided by the Backstop Investors with respect to the Capital Increase – New Resources, the shares issued in the Capital Increase were directly and immediately issued to the Backstop Investors who chose to receive the commitment premium in shares, there being no preemptive rights to such shares.

p)        Inform the administration proposal for the treatment of any excess shares;

There were no excess shares issued in the Capital Increase, since the Backstop Investors subscribed the totality of the shares.

q)        Describe in detail the procedures that will be adopted in case of a partial ratification of the Capital Increase;

The Capital Increase was fully subscribed by the Backstop Investors and there is no provision for an event of a partial ratification.

r)         In case the issue price of the shares is fully or partially made with assets;

(i)                 Provide a full description of the assets

Not applicable.

(ii)               Clarify the relationship between the assets incorporated to the company’s  equity and in its business purpose

Not applicable.

(iii)             Provide a copy of the appraisal report of the assets, if available.

Not applicable.